As Filed with the Securities and Exchange Commission on May 29, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM S-8

____________________________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

DGSE COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	88-0097334
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2817 Forest Lane Dallas, Texas	75234
(Address of Principal Executive Offices)	(Zip Code)

____________________________

2006 EQUITY INCENTIVE PLAN

2004 STOCK OPTION PLAN
(Full Title of the Plans)

____________________________

Dr. L.S. Smith
Chairman of the Board and Chief Executive Officer

DGSE Companies, Inc.
2817 Forest LaneDallas, Texas  75234
(Name and Address of Agent For Service)

(972) 484-3662

(Telephone Number, Including Area Code, for Agent For Service)

Copy to:

John J. Hentrich, Esq.

Andreas F. Pour, Esq.

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, California  92130-2006

____________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	1,014,336 shares	$2.50	$2,535,840	(2)	$78
Common Stock, par value $0.01 per share	157,500 shares	$2.12 – $4.19	$389,500	(3)	$12

——————

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall cover any additional securities that may from time to time be offered or issued under the adjustment provisions of the employee benefit plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on May 23, 2007.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended, based upon the respective exercise prices per share, as set forth in the following table (all of which options are outstanding under the 2004 Stock Option Plan):

Number of Shares	Exercise Price Per Share ($)	Maximum Aggregate Offering Price ($)
45,000	$2.125	$95,625
60,000	$2.25	$135,000
20,000	$2.43	$48,600
15,000	$2.82	$42,300
10,000	$3.75	$37,500
5,000	$4.00	$20,000
2,500	$4.19	$10,475
157,500		$389,500

EXPLANATORY NOTE

This registration statement registers the following securities:

•

Up to 750,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) of DGSE Companies, Inc., a Nevada corporation (the “Company”), that may be offered and sold pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”).

•

Up to 264,336 shares of Common Stock that may be offered and sold pursuant to the Company’s 2004 Stock Option Plan (the “2004 Plan”).

•

157,500 shares of Common Stock which may be issued pursuant to issued and outstanding options awarded under the 2004 Plan.

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8.  Document(s) containing the information required by Part I of this registration statement will be sent or given to participants in the plan subject to this registration statement as specified by Rule 428(b)(1) under the Securities Act of 1933.  Such document(s) are not filed with the SEC pursuant to Rule 424 under the Securities Act.  Such document(s) and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)

Our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on April 2, 2007.

(b)

Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 7, 2007.

(c)

Our proxy statement/prospectus filed on April 26, 2007 pursuant to Rule 424(b) under the Securities Act.

(d)

Our current reports on Form 8-K filed on January 9, 2007, March 30, 2007 (except for the information furnished pursuant to Item 7.01 and Exhibits 99.6 and 99.7) and May 11, 2007.

(e)

The description of the registrant’s Common Stock, which is contained in the registration statement on Form 8-A filed with the SEC on June 23, 1999.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Nevada law, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that such act or failure to act constituted a breach of fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Such provisions, however, will not eliminate a director or officer’s liability to the corporation in the case of a judgment of ouster rendered against a corporation on account of the misconduct of the director or officer, a violation of Nevada state securities laws, or certain other violations of law.

Under Section 78.7502 of the Nevada Revised Statutes, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, but only if such person (i) did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is not eligible for indemnification.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, but only if such person (i) did not breach his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, Section 78.7502(3) provide for mandatory indemnification for him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.  The Section further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Registrant’s Articles of Incorporation provide that any person who is or was a director or officer of the corporation shall not be personally liable for any breach of his or her fiduciary duties as a director or officer, except to the extent such liability may not be eliminated by applicable law from time to time in effect.

The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

The registrant maintains liability insurance for the benefit of its directors and officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index of Exhibits.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subsections (i) and (ii) next above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S 8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 29, 2007.

DGSE COMPANIES, INC.

By:	/s/ Dr. L.S. Smith
Dr. L.S. Smith Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. L.S. Smith and William H. Oyster, jointly and severally, the undersigned’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities (including the undersigned’s capacity as a director and/or officer of DGSE Companies, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any other registration statement for the same offering, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agent, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dr. L.S. Smith	Chief Executive Officer (Principal Executive Officer), Secretary and Chairman of the Board (Director)	May 29, 2007
Dr. L.S. Smith

/s/ William H. Oyster	President, Chief Operating Officer and Director	May 29, 2007
William H. Oyster

/s/ John Benson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 29, 2007
John Benson

/s/ Craig Allan-Lee	Director	May 29, 2007
Craig Allan-Lee

INDEX TO EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description	Comment

3.1	Articles of Incorporation dated September 17, 1965	Incorporated by reference to Exhibit 3.1 of our Form 8A-12G, filed June 23, 1999
3.2	Certificate of Amendment to Articles of Incorporation, dated October 14, 1981	Incorporated by reference to Exhibit 3.2 of our Form 8A-12G, filed June 23, 1999
3.3	Certificate of Resolution, dated October 14, 1981	Incorporated by reference to Exhibit 3.3 of our Form 8A-12G, filed June 23, 1999
3.4	Certificate of Amendment to Articles of Incorporation , dated July 15, 1986	Incorporated by reference to Exhibit 3.4 of our Form 8A-12G, filed June 23, 1999
3.5	Certificate of Amendment to Articles of Incorporation, dated August 23, 1998	Incorporated by reference to Exhibit 3.5 of our Form 8A-12G, filed June 23, 1999
3.6	Certificate of Amendment to Articles of Incorporation, dated June 26, 1992	Incorporated by reference to Exhibit 3.6 of our Form 8A-12G, filed June 23, 1999
3.7	Certificate of Amendment to Articles of Incorporation, dated June 26, 2001	Incorporated by reference to Exhibit 1.0 of our Form 8-K, filed July 3, 2001
3.8	Certificate of Amendment to Articles of Incorporation, dated May 22, 2007
3.9	By-laws, dated March 2, 1992	Incorporated by reference to Exhibit 3.7 of our Form 8A-12G, filed June 23, 1999
4.1	Specimen Common Stock Certificate	Incorporated by reference to Exhibit 4.1 of our Form S-4, filed February 26, 2007
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP regarding validity
23.1	Consent of BKR Cornwell Jackson
23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP
23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP	See Exhibit 5.1
24.1	Powers of Attorney	See signature page
99.1	2006 Equity Incentive Plan
99.2	Form of Stock Option Agreement – 2006 Plan
99.3	Form of Restricted Stock Award Agreement – 2006 Plan
99.4	Form of Stock Unit Award Agreement – 2006 Plan
99.5	2004 Stock Option Plan
99.6	Form of Stock Option Agreement – 2004 Plan